Exhibit 99.1

NEWS

Contact:	Media: Mark Truby 1.313.323.0539 (C) 1.313.663.6887 mtruby@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FORD MOTOR CREDIT COMPANY PROVIDES UPDATE ON TENDER OFFERS

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Ford Motor Credit Company’s $500 million cash tender offer for Ford Motor Company’s senior secured term loan debt was over-subscribed; based on the tenders received, Ford Credit will increase the amount of cash used from $500 million to $1 billion to purchase $2.2 billion principal amount of term loan debt at a price of 47 percent of par

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Through the Early Tender Date of Ford Credit’s $1.3 billion cash tender offer for Ford’s unsecured, non-convertible debt securities, approximately $3.4 billion principal amount of debt securities have been tendered

•	Ford Motor Company’s previously announced Conversion Offer for its 4.25% Senior Convertible Notes due December 15, 2036 remains open until 9:00 a.m., New York City time, on April 3, 2009

DEARBORN, Mich., March 23, 2009 – Ford Motor Credit Company announced today the results of its previously announced $500 million cash tender offer (the “Term Loan Offer”) for Ford Motor Company’s (NYSE: F) senior secured term loan debt (the “Term Loan Debt”) and the early tender results as of March 19, 2009 (the “Early Tender Date”) of its previously announced $1.3 billion cash tender offer (the “Notes Tender Offer”) for Ford’s unsecured, non-convertible debt securities listed in the table below (the “Notes”).

The Notes Tender Offer remains open until 9:00 a.m., New York City time, on April 3, 2009.  In addition, Ford’s previously announced Conversion Offer for its 4.25% Senior Convertible Notes due December 15, 2036 remains open until 9:00 a.m., New York City time, on April 3, 2009.

“We are very pleased with the results to date of our debt restructuring initiatives,” said Neil Schloss, Ford Treasurer.  “The cash tender offer by Ford Credit for Ford’s senior secured term loan debt has been over-subscribed, and the decision was made to increase the amount of cash used so Ford Credit could purchase additional term loan debt.  In addition, the cash tender offer by Ford Credit for Ford’s unsecured, non-convertible notes has resulted in nearly $3.4 billion principal amount of notes being tendered so far.  With these tenders, we have taken significant steps towards reducing Ford’s long-term debt and strengthening our balance sheet.”

Results of Term Loan Offer

The Term Loan Offer was conducted on a “Dutch auction” basis whereby term loan lenders were invited to submit bids to sell their Term Loan Debt within a price range of not less than 38 percent of par, nor greater than 47 percent of par.  As a result of the bids submitted by term loan lenders on or prior to the March 19, 2009 expiration date, Ford Credit made the decision to increase the amount of cash it would use for the Term Loan Offer from $500 million to $1 billion.  This will allow Ford Credit to purchase $2.2 billion principal amount of Ford’s Term Loan Debt at a price of 47 percent of par (the “Clearing Price”), which represents all Term Loan Debt tendered at or below the Clearing Price.  All Term Loan Debt acquired by Ford Credit will be distributed to its parent, Ford Holdings LLC, and forgiven.  These distributions by Ford Credit are consistent with its previously announced plans to pay distributions to Ford of about $2 billion through 2010.

Results to Date of Notes Tender Offer

As of the Early Tender Date for the Notes Tender Offer, approximately $3.4 billion principal amount of Notes had been validly tendered, according to information provided by Global Bondholder Services Corporation, the Depositary and Information Agent.  Notes tendered pursuant to the Notes Tender Offer may not be withdrawn, unless otherwise required by law.

The $3.4 billion principal amount of Notes tendered as of the early tender date will result in an aggregate purchase price for those Notes of approximately $1.1 billion if those Notes are all accepted for purchase and not subject to proration after the Expiration Date.  In accordance with the terms of the Notes Tender Offer, additional Notes may be tendered until 9:00 a.m., New York City time, on April 3, 2009, unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Date”).

The table below sets forth in detail the amount of Notes of each series validly tendered as of the Early Tender Date.  Once the final results are known following the Expiration Date, the Notes validly tendered and accepted for purchase will be purchased in accordance with the Acceptance Priority Level (in numerical priority order) as set forth in the table below and as described in the offer to purchase (the “Notes Offer to Purchase”) and related letter of transmittal (the “Notes Letter of Transmittal”), each dated March 4, 2009.  The final proration factors and the amount of tendered Notes that will be accepted for purchase based on those proration factors will not be known until after the Expiration Date.

Holders of Notes that validly tendered their Notes by the Early Tender Date and whose Notes are accepted for purchase will receive the previously announced Total Consideration.  Holders of Notes that are validly tendered after 5:00 p.m., New York City time, on the Early Tender Date and prior to the Expiration Date and accepted for purchase will receive the previously announced Tender Offer Consideration only.  The Notes Tender Offer is not subject to any minimum amount of tenders.  Notes subject to the Notes Tender Offer that have been tendered but not accepted for purchase after the Expiration Date will be returned to the tendering holder.

The complete terms and conditions of the Notes Tender Offer are set forth in the Notes Offer to Purchase and the Notes Letter of Transmittal that were sent to holders of the Notes.  Holders are urged to read the Notes Tender Offer documents carefully. Copies of the Notes Offer to Purchase and Notes Letter of Transmittal may be obtained from the Information Agent for the Notes Tender Offer, Global Bondholder Services Corporation, by calling (866) 470-4300.

Consummation of the Notes Tender Offer is subject to, and conditioned upon the satisfaction or, where applicable, waiver of certain conditions set forth in the Notes Offer to Purchase.  Ford Credit may amend, extend, or terminate the Notes Tender Offer at any time.

About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents.  With about 213,000 employees and about 90 plants worldwide, the company’s brands include Ford, Lincoln, Mercury and Volvo.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

About Ford Motor Credit Company

Ford Motor Credit Company LLC is one of the world’s largest automotive finance companies and has supported the sale of Ford Motor Company products since 1959.  It is an indirect, wholly owned subsidiary of Ford.  It provides automotive financing for Ford, Lincoln, Mercury and Volvo dealers and customers.  More information can be found at www.fordcredit.com and at Ford Motor Credit’s investor center, www.fordcredit.com/investorcenter.

Safe Harbor and Other Required Disclosure

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts, and assumptions by the managements of Ford and Ford Credit and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in “Item 1A—Risk Factors” and “Item 7 —Management’s Discussion and Analysis of Financial Condition and Results of Operations —Risk Factors” of Ford’s and Ford Credit’s Annual Reports on Form 10-K for the year ended December 31, 2008.  Readers are encouraged to read Ford's and Ford Credit’s filings with the Securities and Exchange Commission to learn more about the risk factors associated with Ford's and Ford Credit’s businesses.

Ford and Ford Credit cannot be certain that any expectations, forecasts, or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

This press release is for informational purposes only and is not an offer to purchase with respect to any securities.  The Notes Tender Offer is being made only by the Notes Offer to Purchase and Notes Letter of Transmittal.  Investors can get such documents and other filed documents for free by contacting the dealer managers or information agent described below (respectively, the “Dealer Managers” and the “Information Agent”).

The Notes Tender Offer is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws.  In any jurisdiction where the laws require tender offers to be made by a licensed broker or dealer, the Notes Tender Offer will be deemed to be made on behalf of Ford Credit by the Dealer Managers, or one or more registered broker dealers under the laws of such jurisdiction.

Goldman, Sachs & Co., Blackstone Advisory Services L.P. (“Blackstone”), Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J. P. Morgan Securities Inc., are serving as Dealer Managers in connection with the Notes Tender Offer.  Global Bondholder Services Corporation is serving as Depositary Agent and Information Agent in connection with the Notes Tender Offer.  Persons with questions regarding the Notes Tender Offer should contact Goldman, Sachs & Co. at 800-828-3182 (toll free) or 212-357-4692 (collect) and Blackstone at 212-583-5400 (collect).  Requests for copies of the Notes Offer to Purchase, or the Notes Letter of Transmittal, may be directed to Global Bondholder Services Corporation at (866) 470-4300 (toll free) or (212) 430-3774 (collect for banks and brokers).  Copies of the relevant Notes Tender Offer documents are also available on Ford’s investor relations web site at: www.shareholder.ford.com.

Blackstone, Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P., and J. P. Morgan Securities Inc. served as Auction Agents in connection with the Term Loan Offer.

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TABLE OF FORD NOTES TENDERED AS OF EARLY TENDER DATE

Issuer	Title of Security(1)	CUSIP Numbers	Acceptance Priority Level	Aggregate Principal Amount Outstanding(2)	Aggregate Principal Amount Tendered as of the Early Tender Date
Ford Motor Company(3)	9.50% Guaranteed Debentures due June 1, 2010	345220AB3	1	$490,000,000	$154,736,000
Ford Motor Company	7.45% GLOBLS due July 16, 2031	345370CA6	2	$3,698,500,000	$1,902,534,000
Ford Motor Company	6 1/2% Debentures due August 1, 2018	345370BX7	3	$481,550,000	$119,444,000
Ford Motor Company	8 7/8% Debentures due January 15, 2022	345370BJ8	3	$177,972,000	$91,818,000
Ford Motor Company	7 1/8% Debentures due November 15, 2025	345370BN9	3	$295,000,000	$85,714,000
Ford Motor Company	7 1/2% Debentures due August 1, 2026	345370BP4	3	$250,000,000	$55,959,000
Ford Motor Company	6 5/8% Debentures due February 15, 2028	345370BT6	3	$124,343,000	$19,881,000
Ford Motor Company	6 5/8% Debentures due October 1, 2028	345370BY5	3	$741,292,000	$102,599,000
Ford Motor Company	6 3/8% Debentures due February 1, 2029	345370BZ2	3	$431,667,000	$170,676,000
Ford Motor Company	8.900% Debentures due January 15, 2032	345370BV1	3	$383,218,000	$231,755,000
Ford Motor Company	9.95% Debentures due February 15, 2032	345370BH2	3	$11,248,000	$6,952,000
Ford Motor Company	7.50% Notes due June 10, 2043	345370852	3	$690,000,000	$95,753,425
Ford Motor Company	7.75% Debentures due June 15, 2043	345370BM1	3	$149,539,000	$76,669,000
Ford Motor Company	7.40% Debentures due November 1, 2046	345370BR0	3	$438,100,000	$39,526,000
Ford Motor Company	9.980% Debentures due February 15, 2047	345370BW9	3	$208,106,000	$26,684,000
Ford Motor Company	7.70% Debentures due May 15, 2097	345370BS8	3	$339,025,000	$196,767,000

(1)
The 7.50% Notes due June 10, 2043 are listed on the New York Stock Exchange under the symbol F-A. The 7.45% GLOBLS due July 16, 2031, 6 5/8% Debentures due October 1, 2028 and 6 3/8% Debentures due February 1, 2029 are listed on the Luxembourg Exchange and on the Singapore Exchange. The remaining series of Securities are not listed on any securities exchange.

(2)	As of February 28, 2009.
(3)
The 9.50% Guaranteed Debentures due June 1, 2010 were originally issued by Ford Capital B.V. and unconditionally guaranteed as to payment of principal and interest by Ford Motor Company.  Ford Motor Company subsequently assumed all of Ford Capital B.V.’s rights and obligations with respect to the Debentures on December 31, 2001.

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